Exhibit 99.1

                 AIRGAS ANNOUNCES LOWER THAN EXPECTED
                        FOURTH QUARTER RESULTS


     RADNOR, Pennsylvania, April 28, 2000 - Airgas, Inc. (NYSE-ARG) announced today that it expects to report after-tax cash flow (net earnings plus depreciation, amortization and deferred taxes) for the quarter ended March 31, 2000 in the range of $.48 - $.50 per share compared with $.51 per share last year. Earnings are expected to fall in the range of $.08 - $.10 per share compared with $.10 per share reported in last year's fourth quarter.

     Despite a weak January, which was impacted by weather disruptions and Y2K issues, same-store sales in the quarter grew 1.8% as compared to the prior year, the first increase in six quarters. However, the favorable sales trend was offset by rising costs associated with fuel, health insurance, salaries and wages partially driven by investments in sales, marketing and eCommerce, and costs related to the integration of two regional companies. In addition, higher equity affiliate earnings helped last year's fourth quarter. Compared to the trailing third quarter, the results were impacted by a normal seasonal decline in the Gas Operations segment.

     "The financial results this quarter are disappointing," stated Peter McCausland, Airgas' chairman and chief executive officer. "We hit our earnings targets for the first three quarters of this fiscal year despite a difficult demand environment. Unfortunately, the current sales strength was not enough to offset the cost pressures and non-recurring costs incurred to continue streamlining and upgrading our management and sales organization. However, we believe that the pricing environment has improved and we are currently implementing price and delivery charge increases, which should absorb the cost pressures. In addition, we are implementing stringent cost controls throughout the organization. These actions should allow us to continue moving forward with strategic initiatives and to improve future profitability.

     "We continue to focus on initiatives such as the build-out of our distribution infrastructure, national accounts, strategic products and eCommerce," added McCausland. "Weak core business demand during this past year has overshadowed progress in these areas. We continue to see success in signing national accounts. In addition, while we have not yet formally announced our eCommerce strategy, we currently have approximately eighty customers using our legacy systems' Web-based order entry feature. In fact, we recently won the business at a major university and eCommerce was an integral part of the proposal. We are expanding our capabilities to include integrated payment processing. In addition, we are actively developing, with a software provider partner, an on-line catalog and enhanced eCommerce offering, which should harmonize our national, branch-based distribution network with expanded and efficient automated offerings.

     McCausland concluded, "We remain committed to our vision and are confident that our strategies will maximize shareholder value in the long run. We continue to make progress on our strategic initiatives and are pleased to see evidence that our investments in the front-end

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of the business are translating into sales growth.  Customers are beginning to aggressively manage their supply chains and our national network and broad product and service offering should continue to distinguish Airgas as the preferred supplier as this trend accelerates."

     Airgas will report earnings on May 11, 2000.

     Airgas is the largest distributor of industrial, medical and specialty gases and related equipment and the third largest distributor of safety products in the United States. Airgas' integrated distributor network consists of more than 700 locations, including branches, distribution centers, catalog operations and inbound and outbound telemarketing operations. Airgas can be visited on the Internet at www.airgas.com.


                      Forward-Looking Statements

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby.
All forward-looking statements are based on current expectations regarding important risk factors, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the ability to implement actions to improve profitability, price and delivery charge increases to absorb cost pressures and stringent cost controls; the ability to build out our distribution infrastructure, increase national accounts, develop strategic products and implement our eCommerce strategy; the ability to grow sales; customers' acceptance of our new eCommerce and other strategies; the ability of our customers to aggressively manage their supply chains; a weakening of the price environment; the ability to harmonize the national network with expanded and efficient automated offerings; and other factors described in the Company's reports, including Form 10-Q dated December 31, 1999, filed by the Company with the Securities and Exchange Commission.


Contact: Chris Close (610) 902-6257 or chris.close@airgas.com